Consent of Independent Registered Public Accounting Firm

Allion Healthcare, Inc.
Melville, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 23, 2005, relating to the consolidated financial statements and schedule of Allion Healthcare, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

BDO Seidman, LLP
Melville, New York

August 22, 2005